Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

dated as of

July 3, 2017

between

BAKER HUGHES, A GE COMPANY

and

GENERAL ELECTRIC COMPANY

i

Table of Contents

(Continued)

		Page
6.3	Attorneys’ Fees and Costs	26

ARTICLE VII MISCELLANEOUS		27

7.1	Corporate Power; Fiduciary Duty	27
7.2	Governing Law	27
7.3	Force Majeure	27
7.4	Notices	27
7.5	Severability	28
7.6	Entire Agreement	28
7.7	Assignment; No Third-Party Beneficiaries	28
7.8	Amendment; Waiver	28
7.9	Interpretations	29
7.10	Privileged Matters	29
7.11	Counterparts; Electronic Transmission of Signatures	31
7.12	Enforceable by the Conflicts Committee	31

SCHEDULE 4.5(B) RELATED PARTY TRANSACTIONS POLICY

I.	GENERAL REQUIREMENTS FOR RELATED PARTY TRANSACTIONS

II.	REPORTING PROCESS FOR RELATED PARTY TRANSACTIONS INVOLVING THE GE GROUP

III.	REVIEW PROCESS FOR RELATED PARTY TRANSACTIONS

SCHEDULE 7.10(A)

SCHEDULE 7.10(E)

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated July 3, 2017 (this “Agreement”), between General Electric Company, a New York corporation (“GE”) and Baker Hughes, a GE company (formerly known as Bear Newco, Inc.), a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), the Company, and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, the Company, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended from time to time, the “Transaction Agreement”), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined herein);

WHEREAS, pursuant to the Transactions contemplated by the Transaction Agreement, GE holds 100% of the issued and outstanding Class B Common Stock (as defined herein), constituting approximately 62.5% of the voting power of the issued and outstanding shares of Company Common Stock (as defined herein); and

WHEREAS, GE and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Transactions contemplated by the Transaction Agreement; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that GE shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of GE or any of GE’s Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.

“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” has the meaning ascribed thereto in the Transaction Agreement.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) without limiting (i), (A) is not a GE Designee, (B) is not a current or former (x) member of the board of directors of GE or (y) officer or employee of any member of the GE Group, (C) does not have and has not had any other substantial relationship with any member of the GE Group and (D) is designated by the Governance & Nominating Committee as a Company Independent Director.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other common or preferred stock issued by the Company.

“Consolidation Threshold” means the members of the GE Group’s beneficial ownership, in the aggregate, on any date during a fiscal year of at least fifty percent (50%) of the voting power of the then outstanding shares of Company Common Stock, or, notwithstanding such percentage, if any member of the GE Group is required during any fiscal year, in accordance with GAAP, to consolidate the Company’s financial statements with its financial statements, then in respect of such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, the Company and Newco LLC, as amended from time to time.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means United States generally accepted accounting principles.

“GE Annual Statements” means the audited annual financial statements and annual reports to shareholders of any GE Group member.

“GE Group” means GE and each Person (other than any member of the Company Group) that is an Affiliate of GE from and after the Closing.

“GE O&G Subsidiary” has the meaning ascribed thereto in the Transaction Agreement.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Group” means the GE Group or the Company Group, as the context requires.

“Independent Director” means a director who is independent under NYSE listing rules.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Newco LLC” means Baker Hughes, a GE company, LLC, a Delaware limited liability company.

“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, among Newco LLC and its members, as amended from time to time.

“NYSE” means the New York Stock Exchange.

“Other Stockholder” means a holder of Company Common Stock that is not a member of the GE Group.

“Parties” means GE and the Company.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Pro Rata Portion” means, with respect to GE, on any issuance date for Company Securities, the number of Company Securities equal to the product of (i) the total number of Company Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock owned by GE immediately prior to such issuance by (y) the total number of shares of Company Common Stock outstanding on such date immediately prior to such issuance.

“Ratings Agencies” means Moody’s Investors Service and Standard & Poor’s.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the GE Group, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the GE Group, on the other hand.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” has the meaning ascribed thereto in the Transaction Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement, the Ancillary Agreements (as defined in the Transaction Agreement) and the Long-Term Ancillary Agreements (as defined in the Transaction Agreement).

“Transactions” has the meaning ascribed thereto in the Transaction Agreement.

“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

“Trigger Date” means the first date on which members of the GE Group both (a) cease to beneficially own more than fifty percent (50%) of the voting power of the outstanding Company Common Stock and (b) no longer meet the Consolidation Threshold.

1.2    Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
BHI	Recitals
Company	Preamble
Company Auditors	5.3(h)(i)
Company Confidential Information	4.1(a)
Company Information	5.3(g)
Company Public Documents	5.3(d)
Company’s Knowledge	4.4(a)
Conflicts Committee	3.3(d)
Dispute	6.1(a)
Excluded Securities	4.3(a)
Governance & Nominating Committee	3.3(c)

Term	Section
GE	Preamble
GE Auditors	5.3(h)(i)
GE Confidential Information	4.1(b)
GE Designee	3.2(a)
GE Directors	3.1(a)
GE Policies	4.6(a)
GE Public Filings	5.2
GE’s Knowledge	4.4(b)
Initial BHI Directors	3.1(a)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lockup Period	4.2(a)(i)
Non-GE Designee	3.2(e)
Non-GE Directors	3.1(a)
Non-Privileged Deal Communications	7.10(c)
organizational documents	3.4
Privilege	5.11
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)
Response	6.2

ARTICLE II

TERM

2.1    Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically in the event that the GE Group (a) no longer owns any shares of Company Common Stock or (b) owns 100% of the outstanding shares of Company Common Stock. Notwithstanding the foregoing, (a) the provisions of Section 4.1, Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Article VI and Article VII shall survive the termination of this Agreement and (b) the provisions of Section 5.1 and Section 5.2 shall survive the termination of this Agreement for so long as any member of the GE Group is required, in accordance with GAAP or SEC reporting requirements and by virtue of its equity ownership in the Company, to include financial or other information about the Company Group in its financial statements, but only to the extent (x) directly relating to such financial or other information about the Company Group that any member of the GE Group is so required to include in its financial statements and (y) relating to a fiscal year in which members of the GE Group beneficially owned at least 10% of the outstanding shares of Company Common Stock on any date during such fiscal year.

ARTICLE III

CORPORATE GOVERNANCE MATTERS

3.1    Board Composition.

(a)    The Company Board shall initially consist of eleven (11) members comprised of (i) six (6) directors, including the chairman of the Company Board, designated by GE in accordance with the Transaction Agreement (collectively, with their successors, the “GE Directors”), (ii) the Chief Executive Officer of BHI immediately prior to the date hereof, and (iii) four (4) directors that are Independent Directors designated by BHI, and reasonably acceptable to GE, in accordance with the Transaction Agreement (collectively with (ii), the “Initial BHI Directors” and together with the successors of (ii) and (iii) appointed pursuant to this Agreement, who will be Company Independent Directors, the “Non-GE Directors”).

(b)    For the avoidance of doubt, until the Trigger Date, the proportion of GE Directors to Non-GE Directors shall remain the same as that set forth in Section 3.1(a); provided, however, it being understood and agreed that the proportion of GE Directors and Non-GE Directors relative to the entire Company Board may decrease as a result of increases in the size of the Company Board to implement director designation rights granted to a seller or target company in connection with an arm’s length merger of or acquisition by any member of the Company Group.

3.2    Director Nomination Rights.

(a)    Until the Trigger Date, in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, GE shall have the right to designate six (6) persons for nomination by the Company Board for election to the Company Board (each person so designated, a “GE Designee”). Until the Trigger Date, GE shall have full authority and ability to nominate, elect and remove the GE Designees in accordance with Section 3.2(c) in the case of the nomination or election of the GE Designees. GE shall not designate any person to be a GE Designee who it believes does not meet the requirements for director nominees as set forth in the applicable policies of the Company relating to director qualification from time to time. The Company Board shall promptly and in good faith consider each GE Designee designated pursuant to this Section 3.2(a), applying the same standards as shall be applied for the consideration of other proposed nominees of the Company Board. In the event that the Company Board fails to approve the nomination of any GE Designee, GE shall have the right to designate an alternative GE Designee for consideration. For the avoidance of doubt, current or former employment of any GE Designee by GE or any of its Subsidiaries or service by any such GE Designee on the board of directors of GE or any of its Subsidiaries shall not disqualify such individual from serving on the Company Board as a GE Designee.

(b)    Notwithstanding Section 3.2(a), until the Trigger Date, if the size of the Company Board shall, with GE’s prior written approval or otherwise, be increased or decreased, GE shall have the right to designate one or more GE Designees to the Company Board such that the total number of GE Directors on the Company Board shall be proportional (rounded up to the nearest whole number) to the number of GE Directors on the Company Board set forth in Section 3.1(a).

(c)    The Company shall cause each GE Designee and Non-GE Designee whose nomination has been approved to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such GE Designee and Non-GE Designee, including soliciting proxies in favor of the election of such persons.

(d)    Until the Trigger Date, in the event that any GE Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute GE Director.

(e)    From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not a GE Designee, the Governance & Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination, reasonably acceptable to GE, for election to the Company Board to fill such vacancy (each such person, a “Non-GE Designee”).

(f)    Until the Trigger Date, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of the NYSE, and, thereafter, the Company shall comply with the corporate governance listing standards of the NYSE, including those relating to the composition of the committees of the Company Board.

(g)    For the avoidance of doubt, GE shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.4.

3.3    Committees of the Company Board.

(a)    Audit Committee. The Company shall cause the Audit Committee of the Company Board to consist of three (3) directors, including at least one (1) Company Independent Director.

(b)    Compensation Committee. The Company shall cause the Compensation Committee of the Company Board to consist of at least one (1) Non-GE Director.

(c)    Governance & Nominating Committee. The Company shall cause the Governance & Nominating Committee of the Company Board (“Governance & Nominating Committee”) to consist of five (5) directors, including at least three (3) Company Independent Directors.

(d)    Conflicts Committee. The Governance & Nominating Committee shall have a subcommittee (the “Conflicts Committee”) consisting solely of the Company Independent Directors. The Conflicts Committee (including, without limitation, in connection with any transactions under Section 4.2 or Section 4.5) shall be fully empowered to obtain assistance from employees of the Company, including its legal and financial staff, to retain independent legal, financial and other advisors as the committee deems reasonably necessary and to not approve any transaction or other matter submitted to the committee for approval (and such non-approval shall be binding on the Company Board), and shall have the authority and responsibilities set forth in this Agreement and as may otherwise be delegated to the Conflicts Committee by the Governance & Nominating Committee or the Company Board from time to time.

(e)    Other Committee Composition. The number of Non-GE Directors on all committees of the Company Board not specified in this Section 3.3 shall be proportional (rounded down to the nearest whole number) to the number of Non-GE Directors on the Company Board; provided that each such committee shall have at least one (1) Company Independent Director.

3.4    Compliance with Organizational Documents. The Company shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by the Company and its Subsidiaries with the provisions of its respective certificate or articles of incorporation, bylaws or operating agreement, as the case may be (collectively, “organizational documents”), and this Agreement. The Company shall notify GE in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries which resulted or would result in non-compliance with any such organizational documents or this Agreement. For the avoidance of doubt, the provisions of Section 3.1 and Section 3.2 will apply only to the Company Board and not to any board of directors or similar governing body of any Subsidiary of the Company. The Company acknowledges that the Newco LLC Agreement provides that the Company shall take certain actions thereunder, which the Company hereby agrees to take in accordance with the terms of the Newco LLC Agreement as if it were a party thereto.

3.5    GE Agreement to Vote. From and after the date hereof, GE shall, and shall cause each of its Affiliates to, (a) cause their respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting, (b) vote in favor of all Non-GE Designees and (c) not vote in favor of the removal of any Non-GE Director other than for cause.

ARTICLE IV

OTHER AGREEMENTS

4.1    Confidentiality.

(a)

(i)    For a period of three (3) years following the Trigger Date or such longer period pursuant to the last sentence of this Section 4.1(a)(i), subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, GE shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of the GE Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the GE Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform the services. The GE Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 4.1(a), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the GE Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the GE Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the GE Group not otherwise permissible hereunder, (ii) GE can demonstrate it was or became available to any member of the GE Group from a source other than the Company or its Affiliates or (iii) is developed independently by a member of the GE Group without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the GE Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information. In the event any member of the GE Group receives Company Confidential Information after the Trigger Date, GE shall keep and shall cause its Representatives to keep such Company Confidential Information confidential until the later of (x) a period of one (1) year following the date such Company Confidential Information was disclosed to the GE Group and (y) the third anniversary of the Trigger Date.

(ii)    Without limiting Section 4.1(a)(i), from the date hereof until the Trigger Date, GE shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any Company Confidential Information to engage in a Competing Business (as defined in the Non-Competition Agreement) or to take any other action in violation of the Non-Competition Agreement (as defined in the Transaction Agreement) or otherwise in a manner materially detrimental to the interests of the Company; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of Company Confidential Information shall be governed by Section 4.1(a)(i).

(b)

(i)    For a period of three (3) years following the Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any GE Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the GE Confidential Information so used or disclosed shall be used only as required to perform the services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 4.1(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by GE or any of its Affiliates (other than any member of the Company Group) furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “GE Confidential Information.” “GE Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to any member of the Company Group from a source other than GE or its Affiliates or (iii) is developed independently by a member of the Company Group without reference to the GE Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by a member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the GE Group with respect to such information. In the event any member of the Company Group receives GE Confidential Information after the Trigger Date, the Company shall keep and shall cause its Representatives to keep such GE Confidential Information confidential until the later of (x) a period of one (1) year following the date such GE Confidential Information was disclosed to the Company Group and (y) the third anniversary of the Trigger Date.

(ii)    Without limiting Section 4.1(b)(i), from the date hereof until the Trigger Date, the Company shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any GE Confidential Information in a manner materially detrimental to the interests of GE; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of GE Confidential Information shall be governed by Section 4.1(b)(i).

(c)    If GE or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information or GE Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall use all reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or GE Confidential Information, as the case may be, to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.

4.2    Restrictions on Transferability and Acquisitions.

(a)    Lockup.

(i)    For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the GE Group shall Transfer or agree to Transfer any shares of Company Common Stock to any Person that is not an Affiliate of GE, unless approved by the Conflicts Committee.

(ii)    Following the expiration of the Lockup Period, no member of the GE Group shall, without the prior written consent of the Conflicts Committee, Transfer or agree to Transfer any shares of Company Common Stock to a Person (that is not an Affiliate of GE) or group (as such term is used in Section 13(d) of the Exchange Act) if such Person or group would beneficially own in excess of 15% of the voting power of the outstanding shares of Company Common Stock following such Transfer; provided, that such restrictions shall not apply to Transfers (A) pursuant to widely distributed public offerings of shares of Company Common Stock (including pursuant to “spin-off” and “split-off” transactions (a “Public Offering”)) and (B) permitted after the fifth anniversary of the date hereof in accordance with Section 4.2(a)(iii).

(iii)    Following the fifth anniversary of the date hereof, the GE Group shall be permitted to Transfer (1) all of its Paired Interests (as defined in the Exchange Agreement) or (2) all of its shares of Class A Common Stock (after exchanging all of its Paired Interests into Class A Common Stock), to an unaffiliated third party subject to the following conditions: (A) the buyer must make an offer to purchase all shares of Company Common Stock held by each Other Stockholder for the same consideration (including, for the avoidance of doubt, cash or stock consideration, rights to contingent consideration, tax receivable agreements or the cash value thereof, and all other economic entitlements, but excluding any value associated with commercial transactions between the buyer and the Company similar to those between GE and the Company contemplated by the Transaction Documents) and on otherwise substantially the same terms and conditions and (B) if such offer does not result in the buyer owning 100% of the Company Common Stock, the buyer must either (x) agree to assume GE’s obligations under this Agreement or (y) enter into a stockholders agreement with the Company containing substantially the same terms and conditions as those contained herein. In connection with any Transfer permitted by this Section 4.2(a)(iii), the Company Board (including, for the avoidance of doubt, the GE Directors), can approve in advance an acquisition contemplated by this Section for purposes of Section 203 of the Delaware General Corporation Law.

(b)    Standstill.

(i)    For a period of five (5) years beginning on the date hereof (the “Standstill Period”), GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in GE and its Affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Company Common Stock; provided that GE shall be permitted to make a private proposal to the Non-GE Directors that would not reasonably be expected to require the Company or any of its Affiliates to make any public announcement or other disclosure. The foregoing shall not prohibit:

(A)    GE or any of its Representatives or Affiliates from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis;

(B)    acquisitions by GE or any of its Representatives or Affiliates of Company Common Stock (x) approved by the Conflicts Committee or (y) pursuant to the exercise of the preemptive rights set forth in Section 4.3; or

(C)    GE or any of its Affiliates from acquiring Company Common Stock pursuant to and in accordance with the terms of the Exchange Agreement and Section 3.03 or Section 3.05 of the Newco LLC Agreement.

(ii)    Without limiting Section 4.2(b)(i), during the Standstill Period GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Company Common Stock in connection with the election of the Non-GE Directors or the removal of any Non-GE Director, (B) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement (or statement to an Other Stockholder) in support of any such third-party solicitation or against any of the Company’s director nominees, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Common Stock or (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company; provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C) of this subsection (ii).

(c)    Buyout Transaction. Any proposal by any member of the GE Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must be (i) subject to review, evaluation and prior written approval of the Conflicts Committee, and (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the voting power of the outstanding shares of capital stock of the Company held by Other Stockholders approve the transaction (or equivalent tender offer condition).

(d)    Legend. Any stock certificates representing the Company Common Stock held by GE or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s Charter.

4.3    Preemptive Rights.

(a)    To the extent permitted under NYSE rules, the Company hereby grants to GE the right to purchase its Pro Rata Portion of any Company Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person. For purposes of this Section 4.3, “Excluded Securities” means Company Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (ii) any acquisition by the Company of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization; or (iv) any issuance of warrants or other similar rights to purchase Company Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent stockholder approval is required under the NYSE rules for the issuance or sale of Company Securities as provided in this Section 4.3, (x) the Company may issue or sell Company Securities to such other Persons prior to obtaining such stockholder approval in accordance with Section 4.3(d), and (y) the Company shall use its reasonable best efforts to obtain such approval, and after receipt of such approval the Company shall issue or sell the Company Securities (if any) that GE has irrevocably elected to purchase to GE, on the terms set forth in the relevant Issuance Notice.

(b)    The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) to GE within five (5) Business Days following any meeting of the Company Board at which any such issuance or sale is approved or, if the approval of the Company Board is not required in connection with such issuance or sale, no less than ten (10) Business Days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i)    the number and class of the Company Securities to be issued and the percentage of the outstanding shares of capital stock of the Company such issuance would represent;

(ii)    the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice; and

(iii)    the proposed purchase price per Company Security.

(c)    GE shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase its Pro Rata Portion of the Company Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company. If, at the termination of such ten (10) Business Day period, GE shall not have delivered such notice to the Company, GE shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of such Company Securities. The closing of any purchase by GE shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by GE may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a Governmental Entity or any other third party (and the Company and GE shall use their respective reasonable best efforts to obtain such approvals).

(d)    Upon the expiration of the ten (10) Business Day period described in Section 4.3(c), the Company shall be free to sell such Company Securities that GE has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to GE in the Issuance Notice delivered in accordance with Section 4.3(b).

(e)    The provisions of this Section 4.3 shall terminate on the Trigger Date.

4.4    No Violations.

(a)    The Company covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to the Company’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the GE Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the GE Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the GE Group or any of its respective assets. For purposes of this Section 4.4(a), the “Company’s Knowledge” means the actual knowledge of the executive officers of the Company.

(b)    GE covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to GE’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Company Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Company Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the Company Group. For purposes of this Section 4.4(b), “GE’s Knowledge” means the actual knowledge of the executive officers of GE.

(c)    GE and the Company agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Sections 4.4(a) and Section 4.4(b) hereof.

(d)    The provisions of this Section 4.4 shall terminate on the Trigger Date.

4.5    Related Party Transactions.

(a)    All proposed Related Party Transactions contemplated by the Transaction Documents between the Company and any member of the GE Group have been approved by the Company Board in connection with its approval of this Agreement. Any amendments to or modifications or terminations of or material waivers, consents or elections under any Related Party Transactions (other than any Related Party Transactions under the Transaction Documents), shall require the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy (as defined below). Any material amendments or modifications or terminations of any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) or material waivers, consents (other than any consents of the managing member of Newco LLC contemplated by the Newco LLC Agreement where no member of the GE Group is a counterparty to or beneficiary of the matter in question, and such matter would not otherwise require the prior written approval of the Conflicts Committee under this Section 4.5(a) or the Related Party Transactions Policy) or elections of the Company’s or Newco LLC’s rights under any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) shall require the prior written approval of the Conflicts Committee.

(b)    All Related Party Transactions that are not contemplated by the Transaction Documents shall be governed by the policy set forth on Schedule 4.5(b) (the “Related Party Transactions Policy”).

(c)    Following the date hereof, Related Party Transactions involving payments (individually or together with all substantially related payments) in excess of the Threshold (as defined in the Related Party Transactions Policy) shall be subject to the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy.

4.6    GE Policies.

(a)    The policies of the Company Group shall not be inconsistent with the policies of GE provided to the Company (the “GE Policies”); provided, however, that in circumstances where a provision of the Company’s Charter or Amended and Restated Bylaws or of any Transaction Document (including, for the avoidance of doubt, this Agreement) and a GE Policy would each apply, the provision in the Company’s Charter or Amended and Restated Bylaws or Transaction Document shall control with respect to the Company Group.

(b)    The Company shall take, and shall cause the other members of the Company Group to take, all commercially reasonable actions to cause its and the other members of the Company Group’s compliance policies and procedures to (i) comply with all applicable Laws and (ii) not contravene GE’s The Spirit and the Letter, as amended from time to time; provided that the Company may, with the approval of the Company Board, adopt a new Company code of conduct not inconsistent with GE’s The Spirit and the Letter.

(c)    The provisions of this Section 4.6 shall terminate on the Trigger Date.

ARTICLE V

FINANCIAL AND OTHER INFORMATION

Unless otherwise expressly provided, each of the covenants and agreements in this Article V shall terminate at the end of the fiscal year in which the Trigger Date occurs, subject to clause (b) of Section 2.1:

5.1    Annual and Quarterly Financial Information; GE’s Operating Reviews.

(a)    The Company shall, at any time during any fiscal year, use commercially reasonable efforts to deliver to GE the corporate, finance and financial planning and analysis data and supporting information and materials relating to the Company Group as GE may reasonably request for such year and each of the first, second and third quarter of each year within the reasonable time periods specified by GE, which time periods shall be specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal year or quarter, as applicable. All annual consolidated financial statements of the Company and its Subsidiaries delivered to GE shall set forth in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Regulation S-X. All quarterly consolidated financial statements of the Company and its Subsidiaries delivered to GE shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X. The information required to be delivered by this Section 5.1 shall include a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years and quarterly periods (as applicable), including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) or Item 303(b) of Regulation S-K (as applicable), and with respect to the yearly reports, prepared for inclusion in the annual report to stockholders of any member of the GE Group. The Company shall provide GE an opportunity to meet with management of the Company to discuss such information required to be delivered by this Section 5.1 upon reasonable notice during normal business hours.

(b)    (i) No later than the day prior to the day the Company publicly files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to GE the substantially final form of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon and (ii) the Company shall, if requested by GE, also deliver to GE all of the information required to be delivered by this Section 5.1, with respect to each Subsidiary of the Company, which is itself required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to GE pursuant to Section 5.1(a).

5.2    GE Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with GE to the extent reasonably requested by GE in the preparation of GE’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GE or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “GE Public Filings”). The Company agrees to use commercially reasonable efforts to provide to GE all information that GE reasonably requests in connection with any such GE Public Filings or that, in the judgment of GE’s legal department, is required to be disclosed therein under any Law. The Company agrees to use commercially reasonable efforts to provide such information in a timely manner to enable GE, as applicable, to prepare, print and release such GE Public Filings on such date as GE shall determine. If and to the extent reasonably requested by GE, the Company shall diligently and promptly review all drafts of such GE Public Filings and prepare in a diligent and timely fashion any portion of such GE Public Filing pertaining to the Company or its Subsidiaries. Prior to any printing or public release of any GE Public Filing, an appropriate executive officer of the Company, shall, if requested by GE, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such GE Public Filing is accurate, true and correct in all material respects. Unless required by Law or GAAP or interpretations thereof, without the prior consent of GE, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any GE Public Filing.

5.3    Other Financial Reporting Matters.

(a)    Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and such Subsidiaries; (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization; (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (z) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, so long as in effect.

(b)    Fiscal Year. The Company shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the date hereof any consolidated Subsidiary of the Company has a fiscal year which ends on a date other than December 31, the Company shall use its reasonable best efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practicable.

(c)    Other Financial Information. Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the voting power of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company shall use commercially reasonable efforts to provide to GE upon reasonable request of GE such other financial information and analyses of the Company and its Subsidiaries that may be necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond in a timely manner to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law. In connection therewith, the Company shall also permit GE, the GE Auditors and other Representatives of GE to discuss the affairs, finances and accounts of any member of the Company Group with the officers of the Company and the Company Auditors, all at such times and as often as GE may reasonably request upon reasonable notice during normal business hours.

(d)    Public Information and SEC Reports. The Company and each of its Subsidiaries that files information with the SEC shall use commercially reasonable efforts to timely file and cooperate with GE in preparing reports, notices and proxy and information statements to be sent or made available by the Company or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company or such Subsidiaries and all registration statements and prospectuses to be filed by the Company or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”) and deliver to GE (to the attention of its senior securities counsel), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). Upon reasonable advance notice from GE of its planned filing date for any given period (including reasonable notice of any changes to such date), the Company shall use commercially reasonable efforts to file (x) its Quarterly Report on Form 10-Q with the SEC on or about the same day as GE’s planned filing date with the SEC for its quarterly reports for the corresponding period and (y) its Annual Report on Form 10-K with the SEC on or about the same day as GE’s planned filing date with the SEC for its annual reports for the corresponding period; provided, that in no event shall the Company file such report for any given period prior to GE’s filing of its own such report for the corresponding period, unless the Company is so required by Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its Subsidiaries. GE shall have the right to review, reasonably in advance of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law; provided, further, that notwithstanding anything in this Article V to the contrary, after the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, GE shall have the right to review such press releases, public statements, reports and other information in advance if necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the GE Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of GE (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the GE Group, except as may be required by Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the GE Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(e)    Meetings with Financial Analysts. The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the investment community (including any financial analysts), and of any conferences to be attended by management of the Company with members of the investment community, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences. The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects. The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the investment community (including any financial analysts).

(f)    Meetings with Ratings Agencies. The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the Ratings Agencies, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences. The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects. The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the Ratings Agencies.

(g)    Earnings Releases. GE agrees that, unless required by Law (and subject to the last sentence of this paragraph) or unless the Company shall have consented thereto, no member of the GE Group will publicly release any quarterly, annual or other financial information of the Company or any of its Subsidiaries (“Company Information”) delivered to GE pursuant to this Article V prior to the time that GE publicly releases financial information of GE, for the relevant period. GE will consult with the Company on the timing of their annual and quarterly earnings releases and GE and the Company will give each other an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon; provided, that GE shall have the sole right to determine the timing of all such releases if GE and the Company disagree. Upon reasonable advance notice from GE, the Company shall use commercially reasonable efforts to publicly release its financial results for each annual and quarterly period on the day of GE’s earnings release within a reasonable time following GE’s release. If any member of the GE Group is required by Law to publicly release such Company Information prior to the public release of GE’s financial information, GE will give the Company notice of such release of Company Information as soon as practicable but no later than two (2) days prior to such release of Company Information.

(h)    GE Annual Statements.

(i)    Coordination of Auditors’ Opinions. The Company will use its commercially reasonable efforts to enable its independent certified public accountants (the “Company Auditors”) to complete their audit such that they will date their opinion on the Company’s audited annual financial statements on the same date that GE’s independent certified public accountants (the “GE Auditors”) date their opinion on the GE Annual Statements, and to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.

(ii)    Access to Personnel and Working Papers. The Company will request the Company Auditors to make available to the GE Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the GE Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the GE Auditors’ report on the GE Annual Statements, all within sufficient time to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements. If the GE Auditors identify, in any management letter or other correspondence in connection with the annual audit of GE, any issue with the accounting principles, any proposed adjustment or any similar area of concern with respect to the Company Group, GE shall promptly inform the Company and provide the Company with an excerpt of the applicable portions of such management letter or correspondence.

(i)    Internal Auditors. The Company shall provide GE, the GE Auditors or other Representatives of GE reasonable access upon reasonable notice during normal business hours to the Company’s and its Subsidiaries’ books and records so that GE may conduct reasonable audits relating to the financial statements provided by the Company pursuant to this Article V, as well as to the internal accounting controls and operations of the Company and its Subsidiaries.

(j)    Accounting Estimates and Principles. The Company will give GE reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to the Company Group, and will give GE notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, the Company will consult with GE, and, if requested by GE, the Company will consult with the GE Auditors with respect thereto. As to material changes in accounting principles that could affect any member of the GE Group, the Company will not make any such changes without GE’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in the Company’s financial statements as filed with the SEC or otherwise publicly disclosed therein. If GE so requests, the Company will be required to obtain the concurrence of the Company Auditors as to such material change prior to its implementation. GE will use its reasonable best efforts to promptly respond to any request by the Company to make a change in accounting principles and, in any event, in sufficient time to enable the Company to comply with its obligations under Section 5.1.

(k)    Management Certification. The Company’s chief executive officer and the Company’s chief financial or accounting officer shall submit quarterly representations (with such changes thereto prescribed by GE consistent with representations furnished to GE by other business units of GE or as otherwise required by changes to applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects and the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting.

(l)    Operating Review Process. The Company shall conduct its strategic and operational review process on a schedule that is consistent with that of GE’s. GE acknowledges that, as a supplement to the information furnished by the Company to GE pursuant to Section 5.1, GE shall conduct its strategic and operational reviews of the Company through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE. To facilitate GE’s participation in the process in this manner, the Company shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with GE’s strategic and operational review process. GE shall make a good faith attempt to conduct all other reviews of the Company’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE. In connection with strategic, operational or other reviews, relevant GE personnel other than the members of the Company Board designated for nomination by GE may participate at GE’s invitation. GE will notify the Company in advance of any such additional attendees.

(m)    Accountants’ Reports. The Company agrees that, notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company will promptly upon receipt of written notice from GE, but in no event later than five (5) Business Days following the receipt thereof, deliver to GE copies of all reports submitted to the Company or any of its Subsidiaries by their independent certified public accountants, including each report submitted to the Company or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

5.4    Exchange of Information. Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, each of GE and the Company, on behalf of itself and the other members of its respective Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the other, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or a member of its Group (including under applicable securities or Tax Laws) by a Governmental Entity having jurisdiction over the requesting Party or such member of its Group; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other; or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

5.5    Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 5.4 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

5.6    Compensation for Providing Information. In connection with Information exchanged pursuant to Section 5.4 or a party’s obligations under Section 5.10, the Party requesting Information or performance agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise performing, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

5.7    Record Retention. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, GE and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of GE as in effect on the date hereof, to the extent such policies are communicated in writing to the Company reasonably in advance, or such other policies as may be reasonably adopted by the appropriate Party after the date hereof. Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date hereof without first using its reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

5.8    Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 5.7.

5.9    Other Agreements Providing for Exchange of Information.

(a)    The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.

(b)    Following the Trigger Date, in the event any Information provided by one Group to the other (other than Information provided pursuant to Section 5.7) is no longer needed for the purposes contemplated by any other Transaction Document or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

5.10    Production of Witnesses; Records; Cooperation.

(a)    Except in the case of an adversarial Action by one Party against another Party, each of GE and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under the Transaction Documents. The requesting Party shall bear all costs and expenses in connection therewith.

(b)    Without limiting the foregoing, GE and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(c)    Without limiting any provision of this Section 5.10, each of GE and the Company agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.

(d)    The obligation of GE and the Company to provide witnesses pursuant to this Section 5.10 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.10(a)).

(e)    In connection with any matter contemplated by this Section 5.10, GE and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

5.11    Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor GE or any member of the GE Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

DISPUTE RESOLUTION

6.1    General Provisions.

(a)    Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)    Commencing with a request contemplated by Section 6.2, all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(c)    Except as provided in Section 6.1(f) in connection with any Dispute, the Parties expressly waive and forego any right to trial by jury.

(d)    The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e)    All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by Law.

(g)    To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein; a Party may bring such a Dispute in court in accordance with Section 6.1(f) of this Agreement.

6.2    Consideration by Senior Executive and Conflicts Committee.

(a)    The Parties shall attempt in good faith to resolve any Dispute by negotiation between the CEO of GE, on the one hand, and the Conflicts Committee, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.

6.3    Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.

ARTICLE VII

MISCELLANEOUS

7.1    Corporate Power; Fiduciary Duty.

(a)    GE represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)    Notwithstanding any provision of this Agreement, none of GE or the Company shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of the Company or any non-wholly-owned Subsidiary of GE or the Company, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

7.2    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York, except under Article III, to the extent the substantive Laws of the State of Delaware apply.

7.3    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

7.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 7.4:

If to GE, to:

General Electric Company

41 Farnsworth Street

Boston, Massachusetts 02210

Attention:    James M. Waterbury

Email:          jim.waterbury@ge.com

If to the Company, to:

Baker Hughes, a GE company

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:      William D. Marsh

Telephone:    (713) 879-1257

Facsimile:     (713) 439-8472

E-mail:          will.marsh@bhge.com

7.5    Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

7.6    Entire Agreement. This Agreement (including the annexes, exhibits and letters hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.

7.7    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns, including any Permitted Transferee (as defined in the Newco LLC Agreement) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Conflicts Committee pursuant to Section 7.8 or Section 7.12) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8    Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement; provided that any material amendment or modification of this Agreement shall require the prior written approval of the Conflicts Committee. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of the Conflicts Committee. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.9    Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

7.10    Privileged Matters.

(a)    Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “GE Law Firms”) may serve as counsel to GE and the other members of the GE Group, on the one hand, and the GE O&G Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the GE Law Firms may serve as counsel to the GE Group or any director, officer, employee or Affiliate of any member of the GE Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the GE O&G Subsidiaries by the GE Law Firms, and (ii) representation of any member of the GE Group prior to and after the Closing by the GE Law Firms. As to any privileged attorney-client communications between the GE Law Firms and any GE O&G Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

(b)    The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the GE Law Firms, on the one hand, and GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to GE, shall be controlled by GE, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the GE Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the GE Group or the GE Law Firms.

(c)    The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the GE Law Firms, GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to GE, shall be controlled by GE and ownership thereof shall not pass to or be claimed by the Company or any other member of the GE Group.

(d)    Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than GE, any other member of the GE Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of GE. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify GE in writing (including by making specific reference to this Section 7.10(d)) so that GE can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.

(e)    This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of the Conflicts Committee and any member of the Company Group (including BHI) and any successors thereof.

7.11    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.12    Enforceable by the Conflicts Committee. All of the Company’s and Newco LLC’s rights under this Agreement and the other Transaction Documents may be enforced by the Conflicts Committee; provided that nothing in this Agreement shall require the Conflicts Committee to act on behalf of, or enforce any rights of, the Company or Newco LLC. Any recovery in connection with an Action brought by the Conflicts Committee hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to the Stockholders Agreement]